CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated January 30, 2017 on the financial statements and financial highlights of Zacks Market Neutral Fund, Zacks Small-Cap Core Fund, Zacks All-Cap Core Fund, and Zacks Dividend Fund, each a series of shares of Investment Managers Series Trust.  Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2017